Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070

Investor Contact: David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES ENTERS INTO

ACCELERATED SHARE REPURCHASE AGREEMENT

Irvine, CA, May 1, 2018 – Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, announced today that it entered into an accelerated share repurchase (ASR) agreement to repurchase an aggregate of $400 million of Edwards’ common stock. Under the terms of this ASR agreement, Edwards will receive approximately 2.5 million shares in May 2018. The final number of shares to be repurchased will be based on the volume weighted average share price during the term of the agreement.

As of March 31, 2018, the company had approximately $1.3 billion authorization remaining on its share repurchase program approved by the Board of Directors.

About Edwards Lifesciences

Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

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Edwards is a trademark of Edwards Lifesciences Corporation. Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.